[HOUSLEY KANTARIAN & BRONSTEIN, P.C. LETTERHEAD]





                        March 18, 1999




Board of Directors
Kentucky National Bank
1000 North Dixie Highway
Elizabethtown, Kentucky  42701

     Re:  Certain Federal Income Tax Consequences
          Relating to Proposed Reorganization into
          Holding Company Format
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Gentlemen:

     In accordance with your request, set forth herein below is the opinion of this firm relating to certain federal income tax consequences of the proposed reorganization (the "Reorganiza-tion") of Kentucky National Bank (the "Bank") into Kentucky National Interim Bank ("New Bank"), a to-be-formed interim national bank and wholly owned subsidiary of Kentucky National Bancorp, Inc. (the "Holding Company"), a bank-holding company newly organized under the laws of Indiana, pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 13, 1999 (the "Plan"), by and among the Bank, New Bank, and the Holding Company.


                 I. THE TRANSACTION
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     Pursuant to the Plan and subject to various regulatory
approvals, the Bank will be merged with and into New Bank, with New Bank as the surviving corporation but operating under the same charter and name as the Bank. The Reorganization will occur in accordance with the provisions of the National Bank Act. The bank resulting from the Reorganization will be a wholly-owned subsidiary of the Holding Company and will conduct its business in substantially the same manner as the Bank had done before the Reorganization.

     At the effective date of the Reorganization, all issued and outstanding shares of common stock of the Bank ("Bank Stock") (other than shares as to which dissenters' rights of appraisal have been properly exercised) will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of common stock of the Holding
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Board of Directors
Kentucky National Bank
March 18, 1999
Page 2


Company ("Holding Company Stock"). No New Bank stock will be issued to Bank stockholders in connection with the transaction.

                   II. EXAMINATION
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     For purposes of this opinion, we have examined such
documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Plan, the articles of association and bylaws of the Bank, the articles of incorporation and bylaws of the Holding Company, the Affidavit of Representations dated March 16, 1999 provided to us by the Bank in connection with this opinion (the "Affidavit"), and the Proxy Statement/Prospectus ("Proxy Statement/Prospectus") included in the Registration Statement on Form S-4 ("Form S-4") filed by the Holding Company with the Securities and Exchange Commission ("SEC") on February 12, 1999 and amended on March 10, 1999 and March 18, 1999 in connection with the Reorganization. In our examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof.

     We have based our conclusions on the Internal Revenue Code of 1986 (the "Code"), existing on the date hereof and as amended from time to time to the date hereof, as well as existing judicial and administrative interpretations the Code. This opinion is subject to the representations recited in Section III hereof.

           III. ADDITIONAL REPRESENTATIONS
           -------------------------------

     In connection with the proposed Reorganization, the following additional representations have been made by the Bank:

     A. The fair market value of Holding Company Stock to be received by the Bank's stockholders will be approximately equal to the fair market value of Bank Stock surrendered in exchange therefor.

     B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's stockholders to sell or otherwise dispose of Holding Company Stock to be received by them in the Reorganization that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all the Bank Stock held by Bank stockholders on the effective date of the Reorganization. For this purpose, shares of Bank Stock surrendered by dissenters will be treated as outstanding Bank Stock on the effective date of the Reorganization.
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Board of Directors
Kentucky National Bank
March 18, 1999
Page 3


     C. In the proposed Reorganization, the Bank will transfer to the New Bank assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the Reorganization. For purposes of this representation, payment of reorganization expenses and payment of interest on the loan for the New Bank's initial capitaliza-tion that are made out of the assets of the Bank will be treated as assets held by the Bank immediately prior to the Reorganiza-tion that are not transferred to the New Bank.

     D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank to be transferred to the New Bank in the proposed Reorganization, except for dispositions made in the ordinary course of business.

     E. Each party to the Reorganization will pay its own expenses, if any, incurred in connection with the transaction.

     F. After consummation of the Reorganization, the bank resulting from the Reorganization will conduct its business operations in substantially the same manner as the Bank had done before the Reorganization, but as a wholly-owned subsidiary of the Holding Company.

     G. There is no plan or intention for the Holding Company to liquidate the New Bank, to merge the New Bank into another corporation, or to sell or otherwise dispose of the stock in the New Bank, nor is there any plan or intention for the Holding Company to redeem or otherwise acquire any of its stock to be issued in the proposed transaction.

     H. There is no plan or intention for New Bank to issue additional shares of its stock that would result in Holding Company owning less than 80 percent of the total combined voting power of all classes of stock entitled to vote or less than 80 percent of the total number of shares of all other classes of stock of New Bank.

     I.   The liabilities of the Bank to be assumed by the New
Bank in the proposed transaction were incurred in the ordinary course of business and are associated with the assets to be transferred.

     J. There is no intercorporate indebtedness existing between or among the Holding Company, the Bank and the New Bank that was issued, acquired, or will be settled at a discount.

     K. The fair market value and adjusted basis of the assets of the Bank to be transferred to the New Bank will each equal or exceed the sum of the liabilities to be assumed by the New Bank plus the amount of liabilities to which the assets are subject.
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Board of Directors
Kentucky National Bank
March 18, 1999
Page 4


     L. No dividends or other distributions will be made with respect to any Bank Stock before the proposed Reorganization, except for regular, normal distributions.

     M. None of the shares of Holding Company stock and no other property received by a shareholder-employee in exchange for Bank Stock pursuant to the Reorganization is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

     N. No two parties to the Reorganization are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                     IV. OPINION
                     -----------

     Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this opinion and the date the Reorganization is completed, we are of the opinion that for federal income tax purposes:

     1. The Reorganization will constitute and qualify as a reorganization within the meaning of the Sections
          368(a)(1)(A) and 368 (a)(2)(D) of the Code;

     2. No gain, loss or other income will be recognized by the Holding Company or the Bank as a result of the Reorganization;

     3. No gain, loss or other income will be recognized by (or be includable in the gross income of) the stockholders of the Bank upon the receipt by them of Holding Company Stock in exchange for their shares of Bank Stock;

     4. The tax basis of Holding Company Stock received by the stockholders of the Bank will be the same as the tax basis of the Bank Stock surrendered and exchanged therefore; and

     5. The holding period of the Holding Company Stock to be received by the stockholders of the Bank will include the period during which the Bank Stock surrendered in exchange therefor was held as a capital asset, provided such Bank Stock was held as a capital asset on the date of the exchange.
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Board of Directors
Kentucky National Bank
March 18, 1999
Page 5



                      V. CONSENT
                      ----------

     We hereby consent to the filing of this opinion as an exhibit to the Form S-4 filed by the Holding Company with the SEC and to the references to this firm in the Proxy
Statement/Prospectus which is a part of the Form S-4.

                             Very truly yours,

                             HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                             By:  /s/ James C. Stewart
                                      ------------------
                                      James C. Stewart